EXHIBIT 4.20           NONQUALIFIED STOCK OPTION CONTRACT


      THIS NONQUALIFIED STOCK OPTION CONTRACT is entered into effective as of the __day of ____, ____, by and between INTER PARFUMS, INC., a Delaware corporation (the "Company") and _______ ("Optionee").

                              W I T N E S S E T H:

      1. The Company, in accordance with the resolutions adopted by the Stock Option Committee effective as of _____, and the terms and subject to the conditions of the Company's ____ Stock Option Plan (the "_____ Plan"), hereby grants to the Optionee as of the date hereinabove set forth, a nonqualified option to purchase an aggregate of _____ shares (the "Shares") of the common stock, $.001 par value per share, of the Company (the "Common Stock"), at $_____ per share.

      2. The term of this option shall be five (5) years from the date hereof, subject to earlier termination as provided in the _____ Plan. This option may be exercised in whole or in part and from time to time as to the Shares but prior to the end of the term of the option, by giving written notice to the Company at its principal office, presently 551 Fifth Avenue, New York, New York 10176, stating that the Optionee is exercising this nonqualified stock option, specifying the number of shares purchased and accompanied by payment in full of the aggregate purchase price therefor (i) in cash or certified check, or
(ii) with previously acquired shares of Common Stock or a combination of the foregoing if permitted in the discretion of the Committee. This option shall not be exercisable at any time in an amount less that 100 Shares (or the remaining Shares then covered and purchasable under this option if fewer that 100 Shares). In no event may this option be exercised with respect to a fractional Share. In addition, upon the exercise of this option, the Company may withhold cash and/or Shares to be issued with respect thereto, having an aggregate fair market value equal to the amount which it determines is necessary to satisfy its obligation to withhold federal, state and local income taxes or other taxes incurred by reason of such exercise. Alternatively, the Company may require the holder to pay to the Company such amount, in cash, promptly upon demand. The Company shall not be required to issue any Shares pursuant to this option until all required payments have been made.

      3. Nothing in the _____ Plan or herein shall confer upon the Optionee any right to continue in the employ of, or be associated with, the Company, its Parent or any of its Subsidiaries, or interfere in any way with the right to employment or association of the Optionee with the Company, its Parent or any of its Subsidiaries.

      4. The Optionee represents and agrees that in the event of any exercise of this option, unless the Shares received upon such exercise shall have been registered under an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or there is an exemption from registration, the Shares will be acquired for investment and not with a view towards distribution thereof, and agrees that the Shares shall not be sold except in compliance with the applicable provisions of the Act.

      5. Notwithstanding anything to the contrary, if at any time the Board of Directors or the Committee shall determine it its discretion that the listing or qualification of the Shares on any securities exchange, with national securities association or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of an option, or the issue of Shares thereunder, this option may not be exercised in whole or in

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part unless such  listing,  qualification,  consent or approval  shall have been effected or obtained free of any conditions not acceptable to the Board of Directors or the Committee.

      6. The Company and the Optionee further agree that they will both be subject to and bound by all of the terms and conditions of the _____ Plan, which is incorporated by reference herein and made a part hereof as if fully set forth herein. In the event the Optionee's employment by, or association with, the Company, its Parent or any of its Subsidiaries terminates, or in the event of the death or disability of the Optionee, the rights hereunder shall be governed by, and made subject to, the provisions of the _____ Plan. In the event of a conflict between the terms of this Contract and the terms of the _____ Plan, then in such event, the terms of _____ Plan shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the same meaning ascribed to them in the _____ Plan.

      7. This option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee or his legal representatives.

      8. The Optionee agrees that the Company may amend the _____ Plan and the options granted to the Optionee under the _____ Plan, subject to the limitations contained in the _____ Plan.

      9. This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to any executor, administrator or legal representative entitled by law to the Optionee's right hereunder.

      10. This Contract shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

      IN WITNESS WHEREOF, the parties hereto have entered into this Contract effective as of the date first above written.

                                         INTER PARFUMS, INC.


                                         By:
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